EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of PCS Research Technology, Inc. (the "Company") of our report dated March 26, 2004 on our audit of the financial statements of PCS Research Technologies, Inc. as of December 31, 2003, and the results of operations, stockholders equity (deficit) and cash flows for the year then ended.

/s/ Peterson & Co,  LLP
San Diego, CA
April 27, 2004